EXHIBIT 10(17)


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT



     THIS AGREEMENT is made as of June 30, 1995 between Harrah's Entertainment,

Inc., a Delaware corporation, with its executive offices at 1023 Cherry Road,

Memphis, Tennessee (the "Company"), and Michael D. Rose (the "Executive").  This

Agreement amends and restates the Employment Agreement dated February 24, 1994 between the Company and Executive.

     The Company and the Executive agree as follows:

1.  Introductory Statement.

     The Company desires the services of the Executive as Chairman ("Chairman")

of the Board of Directors (the "Board") and the Executive is willing to execute this Agreement with respect to his employment.  This Agreement is effective on

April 29, 1994, and shall expire December 31, 1998, subject to the terms and conditions herein.  On the effective date of this Agreement, the Agreement dated

August 1, 1987, as amended January 31, 1990, between the Company and the

Executive shall be cancelled and shall be of no further force or effect.

2.  Agreement of Employment.

     The Company agrees to, and hereby does, employ the Executive, and the

Executive agrees to, and hereby does accept, employment by the Company, in  the capacity as Chairman, pursuant to the provisions of this Agreement and of the bylaws of the Company and subject to the control of the Board of Directors.

Commencing June 30, 1995, and continuing therefrom through April 30, 1996 (the

"First Period"), Executive shall devote at least sixty percent (60%) of his time to the performance of his duties as Chairman.  Commencing May 1, 1996 and continuing therefrom through December 31, 1998 (the "Second











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Period", and together with the First Period the "Term of This Agreement"),

Executive shall devote approximately thirty to fifty percent (30% - 50%) of his time to the performance of his duties as Chairman.  It is understood that

Executive's position of Chairman is subject to his election as a director by the

Company's stockholders and yearly re-election as Chairman by the Board of

Directors in the exercise of its judgment.  Paragraph 8 herein governs

Executive's rights if Executive fails to be elected a director or is not re-

elected as Chairman during the term of this Agreement.

3.  Executive's Obligations.

          During the Term of This Agreement, the Executive shall serve faithfully and to the best of his ability as Chairman and perform such other duties as directed by the Board.  In addition, for the Term of This Agreement,

the Executive shall serve as the Company's external spokesman and, during the

First Period, shall be responsible for development.  The Executive may take up to six weeks vacation each year with pay.

4.  Compensation.

          During the First Period the Company shall pay to the Executive a salary at the rate of $350,000 per year, in equal bi-weekly installments; and

during the Second Period, the Company shall pay to the Executive for his service under this Agreement a salary at the rate of $250,000 per year, in equal bi-

weekly installments; provided, however, in each case, that the Human Resources

Committee of the Board (the "HRC") shall in good faith review the salary of the

Executive, on an annual basis, with a view to consideration of appropriate merit increases in such salary.  In addition, except as otherwise provided in this

Agreement, during the Term of This Agreement the Executive shall be entitled to participate in incentive compensation programs and to receive employee benefits and perquisites at least as favorable to the










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Executive as those presently provided to Executive by the Company, and as may be enhanced for all senior officers.  Such benefits include, but are not limited to, the rabbi trust (provided pursuant to the escrow agreement dated February 6,

1990 as amended (the "Escrow Agreement")) and his Severance Agreement dated May

1, 1992, attached hereto as Exhibit A (the "Severance Agreement") both of which will continue in force subject to their terms and conditions including the termination and amendment provisions thereof.  There will be no diminution of the above compensation, perquisites, or benefits except as provided in this

Agreement.

     Notwithstanding the terms of any plan in which Executive would be otherwise eligible to participate, for periods after April 30, 1996, the Executive will not be eligible for: (i) bonuses under the Company's bonus plan then in effect,

unless the Board, in its discretion, approves Executive's participation in the bonus plan upon recommendation of the Chief Executive Officer; or (ii) executive stock awards granted pursuant to any stock-based compensation plan of the

Company in effect.  The Executive will remain eligible for a bonus for the 1996 plan year, with the bonus amount prorated for the period January 1, 1996 through

April 30, 1996 (i.e he will receive four twelfths (4/12) of the total annual bonus approved by the HRC for the 1996 plan year for his grade level).

     During the First Period, the Executive will continue to use the Company's aircraft for security purposes for himself and his family (with standard charges for family members and for non-Company business usage) and the Executive's current household security arrangements will continue in force.  Commencing with the start of the Second Period, the Executive will be afforded use of the

Company's aircraft, on an available basis, for security and personal purposes for himself and his family (with standard charges for












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Executive's family members and for any personal or non-Company business usage),

and the Company will pay a reduced share of the Executive's then-current household security expenses, corresponding to his reduction in salary from the

First Period to the Second Period.  If the Executive dies, retires pursuant to paragraph 7 hereof, or resigns pursuant to this Agreement or pursuant to any other agreement between the Company and the Executive providing for such resignation during the period of this Agreement, service for any part of the month in which any such event occurs shall be considered service for the entire month.

5.  Service After April 30, 1996.

     5.1(a)  Notwithstanding the provisions of paragraph 2 above, the Board may,

     at its discretion or following Executive's request, further modify his responsibilities at any time after April 30, 1996, to (i) remain as

     Chairman through December 31, 1998 (subject to his election as a director),

     with such duties as may be assigned by the Board; or (ii) assume a more limited role through December 31, 1998, as determined by the Board, with a commensurate salary as approved by the HRC.

          (b)  Should Executive's responsibilities be modified as contemplated in paragraph 5.1(a) above, he will continue to be an employee and to have the perquisites and benefits as described in paragraph 4 above.

     5.2  Whether or not Executive's responsibilities are modified as contemplated in paragraph 5.1(a) above, his last day of employment will be

December 31, 1998, unless this Agreement is extended as provided in paragraph

5.3 below and except as otherwise provided herein.

     5.3  At the option of the Board and with Executive's consent, this

Agreement may be extended on a year to year basis after December 31, 1998, with each party having the right to terminate at the end of each renewal year.










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6.   Termination From Employment on December 31, 1998.

     6.1  Except as otherwise provided in this Agreement and except if this

Agreement is extended under paragraph 5.3, the date of Executive's termination from employment shall be December 31, 1998 and, on that date, all of his stock options and restricted stock awards not yet vested will become 100% vested

(fully exercisable in the case of stock options).  Such date will be Executive's retirement date for purposes of the Company's benefit plans including, without limitation, the Company's Savings and Retirement Plan ("S&RP"), Executive

Deferred Compensation Plan ("EDCP"), Deferred Compensation Plan ("DCP"), Stock

Option Plan and Restricted Stock Plan and all other benefit plans of the Company

(subject to paragraph 7.2, below).

     6.2  Executive's stock options (including options that become vested on the date of termination) will be exercisable after the date of such termination of employment in accordance with the terms of the Stock Option Plan then in effect applicable to retired employees.

     6.3  After the date of Executive's termination from employment at any time

(including termination, retirement or resignation prior to December 31, 1998, if that should occur), he will be entitled to participate for his lifetime in the

Company's group health insurance plans applicable to corporate executives,

including family coverage as applicable (medical, dental and vision coverage).

His group health insurance benefits after any termination of employment will not be less than those offered to corporate officers of the Company and he will be entitled to any later enhancements in such benefits.  His benefits will be the same as normally provided to other retired management directors pursuant to the policy adopted by the HRC on October 26, 1990 (except to the extent he voluntarily elects not to participate in any plan).  It is understood that if the fundamental value of the benefits provided to










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Executive is materially decreased due to tax law changes or plan amendments,

then the benefits provided to him will be appropriately modified to prevent this material loss of fundamental benefits.

     6.4  It is understood that Executive is currently vested at the retirement rate under the EDCP and this rate applies to Executive's EDCP  account.  After the date of Executive's termination, retirement or resignation from employment,

his EDCP account and any other deferred compensation balances, as such balances are determined after giving effect to any agreements allocating all or a percentage such balances among plans maintained by different employers, will continue to be protected by the Escrow Agreement if it is then in force subject to the terms and conditions of the Escrow Agreement including its termination and amendment provisions.

7.   Retirement.

     7.1  Executive may voluntarily retire, effective at any time on or after

April 30, 1996, by giving the Company three months' prior written notice of the effective date of such retirement.  On the effective date of such retirement as specified in the aforesaid written notice, and notwithstanding the terms of any

Plan to the contrary, all of Executive's unvested stock options will vest and become fully exercisable and any unvested restricted stock will also vest.  The effective date of such retirement will be Executive's retirement date for purposes of salary and all benefits including, without limitation, the EDCP,

DCP, S&RP and the Stock Option Plan (subject to paragraph 7.2, below).

Executive's stock options will be exercisable after the effective date of his retirement in accordance with the provisions of the Stock Option Plan then in effect applicable to retired employees and for this purpose Executive will be deemed to have satisfied the requirements of retirement for age under the Plan.

After the effective date of such










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retirement, Executive will be entitled to the lifetime group insurance benefits described in paragraph 6.3.

     7.2  If a Change in Control (as defined in the Severance Agreement) occurs during Executive's employment pursuant to this Agreement, and if Executive's

Severance Agreement is in force upon such Change in Control, Executive's retirement pursuant to the terms of this Agreement within two (2) years after the Change in Control will be deemed a voluntary resignation, rather than

"Retirement" as defined under Section 3(a) of the Severance Agreement, for purposes of Executive's entitlement to the Severance Payments (as defined in the

Severance Agreement), notwithstanding any provisions of the Severance Agreement to the contrary and the Severance Agreement is hereby amended for this purpose.

In the event of such retirement or voluntary resignation after a Change in

Control, paragraph 7.1 will not apply and Executive will be entitled to the payments, rights and benefits as provided in paragraph 12 below.

8.  Termination Without Cause or Resignation for Good Reason.

     8.1  The Board reserves the right to terminate Executive from his then current position without cause at any time upon at least three months' prior written notice.  The failure of the stockholders to elect Executive as a director during the annual election of directors or the failure of the Board to elect Executive as Chairman during the annual election of officers shall also be deemed termination without cause for purposes of this Agreement unless, before any such annual election, the Board has sent the written notice initiating termination for Cause as provided in paragraph 13.1 and Executive is thereafter terminated for Cause.  Executive reserves the right to resign his position for

Good Reason (as defined in paragraph 13.2 herein) by giving the Company 30 days'

written notice which states the reason for his












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resignation.  For purposes of this Agreement, Good Reason does not include changes in Executive's duties, position, salary, perquisites or benefits that are provided by this Agreement.

     8.2  Upon the effective date of Executive's termination without cause or resignation from his position with Good Reason as described in paragraph 8.1 above:

     (a)  All of his unvested stock options will vest on the effective date of such termination without cause or resignation with Good Reason, and any unvested restricted stock held by Executive will also vest at that time.

     (b)  Executive will continue in employee status as a consultant-employee beginning on the effective date of such termination without cause or resignation with Good Reason and continuing (a) until the expiration of two years, or (b) until December 31, 1998, whichever first occurs

          (the "Transition Period").  His stock options will be exercisable after the expiration of the Transition Period in accordance with the terms of the Stock Option Plan then in effect applicable to employees who retire for age, and for this purpose Executive will be deemed to have satisfied the requirements of retirement for age under the Plan.

          The expiration of employee status at the end of the Transition

          Period shall be deemed Executive's retirement date under the Stock

          Option Plan and all other benefit plans (subject to paragraph 7.2).

     (c)  During the Transition Period, Executive will continue to receive his then-current salary rate and benefits but will no longer be eligible for bonus, stock option or restricted stock grants or any other long term incentive awards then in effect, and will be responsible for the cost of his household security.

     (d)  After the expiration of the Transition Period, Executive shall be entitled to the lifetime group insurance benefits described in paragraph 6.3.

9.   Termination For Cause or Voluntary Resignation Without Good Reason.

     9.1  The Board will have the right to terminate Executive at any time from his then-current position for Cause (as defined in paragraph 13.1 herein).

     9.2  If Executive is terminated for Cause or if, prior to April 30, 1996,

he resigns his position without Good Reason, then (a) all of his rights and benefits under this Agreement shall thereupon terminate and his employment shall be deemed terminated on the date of such termination or resignation, (b) he shall be entitled to all accrued rights, payments and benefits vested or paid on or before such date under the Company's plans and programs, including his EDCP payments at the retirement rate, but unvested stock options and unvested shares of restricted stock, if any, will be forfeited, (c) his right to exercise vested stock options will expire at 12:00 p.m. midnight on the date of such termination or resignation and all stock options not so exercised will be forfeited, (d) his

Indemnification Agreement will continue in force, (e) the Escrow Agreement, if then in force, will continue in force, unless such Agreement is thereafter amended or terminated pursuant to its terms, (f) he will be entitled to the lifetime group insurance benefits under paragraph 6.3 above, and (g) his

Severance Agreement and all rights thereunder will terminate as of such termination or resignation date unless a Change in Control or Potential Change in Control (as such terms are defined in the Severance Agreement) has occurred prior to such termination or resignation date.












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     If Executive's Severance Agreement is in force upon a Change in Control (as defined in the Severance Agreement), the provisions of this paragraph 9.2 will not be applicable if he retires or resigns (with or without Good Reason) within two (2) years after the Change in Control, and in the event of such retirement or resignation after a Change in Control he will be entitled to the payments,

rights and benefits as provided in paragraph 12 below.

10.  Death.

     In the event of Executive's death during his employment under this

Agreement, his salary and all rights and benefits under this Agreement will terminate, and his estate and beneficiary(ies) will receive the benefits they are entitled to under the terms of the Company's benefit plans and programs by reason of a participant's death during active employment including the death benefits provided by the EDCP and the applicable rights and benefits of the

Company's stock plans.  The Escrow Agreement if then in force will continue in force (subject to its amendment or termination in accordance with its terms) for the benefit of Executive's estate and beneficiaries until his deferred compensation accounts are paid in full, and Executive's indemnification agreement will continue in force for the benefit of his estate.

11.  Disability.

     In the event of Executive's disability (as determined by reference to the definition of "disability" contained in the Company's Long Term Disability Plan then in effect) during his employment hereunder, he will be entitled to apply at his option for the benefits under the Company's Long Term Disability Plan.  If he is accepted for such benefits, then the terms and provisions of the Company's benefit plans and programs (including the EDCP and the Company's Stock Option and Restricted Stock Plans) that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits










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under this Agreement, except that (a) the Escrow Agreement (if then in force)

and his indemnification agreement will continue in force (the Escrow Agreement will be subject to amendment or termination in accordance with its terms), (b)

he will be entitled to the lifetime group insurance benefits described in paragraph 6.3 and (c) all of his unvested stock options will vest on the date he is determined to be disabled under the Long Term Disability Plan, and such options together with options previously vested will be exercisable after the determination of disability in accordance with the terms of the Stock Option

Plan then in effect applicable to disabled employees.  If Executive is disabled so that he cannot perform his duties (as determined by the HRC) and if he does not apply for long term disability benefits or is not accepted for such benefits, then the Board may terminate his duties under this Agreement and, in such event, the Company will be obligated to pay Executive his then-current salary thereafter through December 31, 1998 (or to a later date if the Agreement has been extended pursuant to paragraph 5.3), and to provide the other benefits and rights described herein including, without limitation, the vesting of all unvested stock options on December 31, 1998, except that during the period of

Executive's salary continuation due to disability, Executive will not be eligible to participate in the Company's annual bonus plan or to receive stock option or restricted stock grants or any other long term incentive awards except to the extent approved by the HRC.  If the Board terminates Executive's duties pursuant to the preceding sentence, this Agreement will continue in full force and effect until December 31, 1998 (or its later expiration date if this

Agreement has been extended pursuant to paragraph 5.3), which will be the date of Executive's termination from employment and shall be considered his retirement date under the provisions of all the Company's benefit plans including the Stock Option Plan.










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12.  Change in Control.

     12.1  If a Change in Control (as defined in Executive's Severance

Agreement) occurs prior to Executive's termination of employment, resignation or retirement and if the Severance Agreement is in force when the Change in Control occurs, then, upon his termination of employment including voluntary or involuntary resignation or retirement within two years after the Change in

Control (including termination on December 31, 1998, due to expiration of this

Agreement), except if his termination of employment is due to "Disability" or

"Cause" as set forth under the Severance Agreement, he will be entitled to all the rights, payments and benefits provided under his Severance Agreement including the Severance Payments thereunder and the benefits that the Severance

Agreement provides with respect to the benefit plans and programs of the Company in lieu of the rights and benefits that would otherwise apply under this

Agreement, provided that (a) the Escrow Agreement (if then in force) and his indemnification agreement will continue in force (the Escrow Agreement will be subject to amendment or termination in accordance with its terms) and (b) he will be entitled to the lifetime group insurance benefits described in paragraph

6.3.

     12.2  If, at any time after Executive's retirement or resignation or the termination of Executive's employment, there is a Change in Control (as defined in the Severance Agreement) and if the Severance Agreement is in force on the day immediately prior to the effective date of his retirement, resignation or termination of employment, then this Agreement will be deemed a "retirement agreement" for purposes of subsection 4(e) of the Severance Agreement, provided that Executive will have a one time right (to be exercised by written notice given to the Company at least 60 days before the Change in Control occurs) to elect to be paid his EDCP account in accordance with the










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terms and provisions of his EDCP elections (subject to EDCP plan provisions) at the retirement rate.  If he does not make such election, his EDCP account (based on the retirement rate) will be accelerated and the then present value thereof will be paid to Executive in full, as provided by and computed in accordance with paragraph 4(e) of the Severance Agreement, after the Change in Control occurs.

13.  Definitions of Cause and Good Reason.

     13.1  Cause.  Termination by the Company of this Agreement for "Cause"

shall mean termination upon the Executive's engaging in willful and continued

misconduct, or the Executive's willful and continued failure to substantially perform his duties with the Company (other than due to physical or mental illness), if such failure or misconduct is materially damaging or materially detrimental to the business and operations of the Company; provided that

Executive shall have received written notice of such failure or misconduct and shall have continued to engage in such failure or misconduct after 30 days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that Executive has engaged in such failure or misconduct.  For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the

Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purposes (after reasonable notice to the

Executive and an opportunity for him, together










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with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of failure to substantially perform his duties or of misconduct in accordance with the first sentence of this paragraph, and of continuing such failure to substantially perform his duties or misconduct as aforesaid after notice from the Board, and specifying the particulars thereof in detail.

     13.2  Good Reason.  "Good Reason" shall mean, without Executive's express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (a), (e), (f) or (g), such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of his resignation for Good Reason:

          (a)  The assignment to Executive of any duties inconsistent with his status as Chairman or an executive officer of the Company or a substantial adverse alteration in the nature or status of his responsibilities except as provided under this Agreement;

          (b)  Except as permitted under this Agreement, a reduction by the

     Company in his annual base salary, as the same may be increased from time to time pursuant to paragraph 4 hereof;

          (c)  The relocation of the Company's principal executive offices where

     Executive is working, on the date of this Agreement, to a location more than 50 miles from the location of such offices, or the Company's requiring

     Executive to be based anywhere other than the location of the Company's principal offices where Executive is working on the date of this Agreement except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations;












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          (d)  The failure by the Company, without Executive's consent, to pay to him any portion of his current compensation except pursuant to a compensation deferral elected by the Executive, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty days of the date such compensation is due;

          (e)  Except as permitted by this Agreement, the failure by the Company to continue in effect any compensation plan in which Executive is participating on the date of this Agreement which is material to

     Executive's total compensation, including, but not limited to, the

     Company's annual bonus plan, the EDCP (which may be modified or terminated as to further deferrals after 1995), the Restricted Stock Plan, or the

     Stock Option Plan or any substitute plans unless an equitable arrangement

     (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants at Executive's grade level;

          (f)  The failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under the S&RP and the life insurance, medical, health and accident, and disability plans in which Executive is participating on the date of this Agreement, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive on the












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     date of this Agreement except as permitted by this Agreement, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled; or

          (g)  The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 16 hereof.

     Executive's right to terminate his employment pursuant to this Agreement for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness.  Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting

Good Reason hereunder.

14.  Non-Competition Agreement.

     14.1  For a period of two years after Executive's active employment (which,

for purposes of this paragraph 14.1, shall not include employee status as a consultant-employee under paragraph 8.2(b)) with the Company (or with a direct or indirect subsidiary of the Company) ends, he will not, directly or indirectly, solicit or recruit any employee of the Company or of any of its direct or indirect subsidiaries, and he will not engage (as an employee,

consultant, director, investor  contractor, or otherwise) directly or indirectly in any business in the United States, Canada or Mexico that is competitive with any business that the Company or its direct or indirect subsidiaries are engaged in (as owner, manager, consultant, licensor, partner, or otherwise) at the time such employment ends, except with the prior specific approval of the Board.

     14.2  If Executive breaches any of the above covenants in 14.1, then the

Board may terminate any of his rights under this Agreement upon thirty days'

written notice whereupon all of the Company's obligations under this Agreement












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shall terminate (including, without limitation, the right to lifetime group insurance) without further obligation to him except for obligations that have been paid, accrued or are vested as of or prior to such termination date (this includes his EDCP account which shall be deemed vested and all stock options which vested on or before his termination, resignation or retirement).  In addition, the Company shall be entitled to enforce any such covenants including obtaining monetary damages, specific performance and injunctive relief.

     14.3 Executive's employment by Promus Hotel Corporation (and/or its subsidiaries), including employment as Chairman of its Board of Directors, shall not be considered a breach either of this Agreement or of this paragraph 14.

15.  Binding Arbitration.

     Any and all claims, disputes or controversies arising out of or related to this Agreement or the breach thereof shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the "AAA")

then in existence, subject to this paragraph 15.  Such arbitration shall be conducted by a panel of three arbitrators.  The Executive shall appoint one arbitrator, the Company shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the parties.  The third arbitrator shall serve as chairman of the panel.  The parties shall appoint their arbitrators within 30 days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting party's arbitrator, and the two arbitrators shall select the third arbitrator within 15 days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator.  The arbitrators shall render their decision in writing within 60 days after the close of evidence or other












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termination of the proceedings by the panel.  The determination or award rendered in such arbitration shall be binding and conclusive upon the parties and shall not be appealable, and judgment may be entered thereon in accordance with applicable law in any court of competent jurisdiction.  Any hearings in the arbitration shall be held in Memphis, Tennessee, and shall be private and not open to the public.  Each party shall bear the fees and expenses of its arbitrator, counsel and witnesses, and the fees and expenses of the third arbitrator shall be shared equally by the parties.  Other costs of the arbitration, including the fees of AAA, shall be shared equally by the parties.

16.  Assumption of Agreement on Merger, Consolidation or Sale of Assets.

     The Company agrees that until the termination of this Agreement as above provided, it will not enter into any merger or consolidation with another company in which the Company is not the surviving company, or sell or dispose of all or substantially all of its assets, unless the company which is to survive such merger or consolidation or the prospective purchaser of such assets first makes a written agreement with the Executive either (1) assuming the Company's financial obligations to the Executive under this Agreement, or (2) making such other provision for the Executive as is satisfactory to the Executive and approved by him in writing in lieu of assuming the Company's financial obligations to him under this Agreement.

17.  Assurances on Liquidation.

     The Company agrees that until the termination of this Agreement as above provided, it will not voluntarily liquidate or dissolve without first making a full settlement or, at the discretion of the Executive, a written agreement with the Executive satisfactory to, and approved, by him in writing, in fulfillment of or in lieu of its obligations to him under this Agreement.












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18.  Amendments.

     This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto.

19.  Assignment.

     19.1  Except as otherwise provided in paragraph 19.2, this Agreement cannot be assigned by either party hereto except with the written consent of the other.

Any assignment of this Agreement by either party hereto shall not relieve such party of its or his obligations hereunder.

     19.2  The Company may elect to perform any or all of its obligations under this Agreement through any of its wholly-owned subsidiaries, and if the Company so elects, Executive will be an employee of such subsidiary.  Notwithstanding any such election, the Company's obligations to Executive under this Agreement will continue in full force and effect as obligations of the Company, and the

Company shall retain primary liability for their fulfillment.

20.  Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Company.

21.  Choice of Law.

     This Agreement shall be governed by the law of the State of Tennessee as to all matters, including, but not limited to, matters of validity, construction,

effect and performance.

22.  Severability of Provisions.

     In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.



                              MICHAEL D. ROSE
                              ------------------------
                              Michael D. Rose




                              HARRAH'S ENTERTAINMENT, INC.


                              By:  E. O. ROBINSON, JR.
                                   ------------------------
                                   Senior Vice President


ATTEST:


VINCENT G. DE YOUNG
------------------------
Assistant Secretary

                                                       EXHIBIT A

                        THE PROMUS COMPANIES INCORPORATED


                              May 1, 1992



Mr. Michael D. Rose
The Promus Companies Incorporated
1023 Cherry Road
Memphis, TN 38117

     Re:  Amended and Restated Severance Agreement
          ----------------------------------------


Dear Mr. Rose:

     The Promus Companies Incorporated (the "Company") considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated.

     In order to induce you to remain in the employ of the Company and in consideration of your agreements set forth in Subsection 2(b) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("this Agreement") in the event your employment with the Company terminates subsequent to a "Change in Control of the Company" (as defined in Section 2 hereof) under the circumstances described below.

     1. Term of Agreement. Pursuant to resolutions adopted by the Board on May 1, 1992, this Agreement amends and restates the agreement regarding Severance Payments dated January 31, 1990. The term of this Agreement shall commence on May 1, 1992 and shall continue in effect through December 31, 1992; provided, however, that commencing on January 1, 1993 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, if a Change in Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall automatically continue in effect for a period of twenty-four months beyond the month in which such Change in Control occurred.

     2.  Change in Control.

     (a) No benefit shall be payable to you hereunder unless there shall have been a Change in Control of the Company, as set forth below. For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred, subject to subparagraph (iv) hereof, if any of the events in subparagraphs (i), (ii) or (iii) occur:

          (i) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board, regardless of comparative voting power of such voting securities, and regardless of whether or not the Board shall have approved such Change in Control; or

          (ii) During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (iii) The holders of securities of the Company entitled to vote thereon approve the following:

               (A) A merger or consolidation of the Company with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board, or such securities of such surviving entity outstanding immediately after such merger or consolidation, or

               (B) A plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          (iv) Notwithstanding the definition of a "Change in Control" of the Company as set forth in this Section 2(a), the Human Resources Committee of the Board (the "Committee") shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred, and the date of the occurrence of such Change in Control and any incidental matters relating thereto, with respect to a transaction or series of transactions which have resulted or will result in a substantial portion of the assets or business of the Company (as determined immediately prior to the transaction or series of transactions by the Committee in its sole discretion which determination shall be final and conclusive) being held by a corporation at least 80% of whose voting securities are held, immediately following such transaction or series of transactions, by holders of the voting securities of the Company (determined immediately prior to such transaction or series of transactions). The Committee may exercise such discretionary authority without regard to whether one or more of the transactions in such series of transactions would otherwise constitute a Change in Control of the Company under the definition set forth in this
     Section 2(a).

     (b) For purposes of this Agreement, a "Potential Change in Control of the Company" shall be deemed to have occurred if the following occur:

          (i) The Company enters into an agreement or letter of intent, the consummation of which would result in the occurrence of a Change in Control of the Company;

          (ii) Any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;

          (iii) Any person, other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or

          (iv) The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employ of the Company (or the subsidiary thereof by which you are employed at the date such Potential Change in Control occurs) until the earliest of (x) a date which is six months from the occurrence of such Potential Change in Control of the Company, (y) the termination by you of your employment by reasons of Disability or Retirement (at your normal retirement age), as defined in Subsection 3(i), or (z) the occurrence of a Change in Control of the Company.

     3. Termination Following Change in Control. If any of the events described in Subsection 2(a) hereof constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in Subsection 4(c) hereof upon the subsequent termination of your employment

(whether or not such termination is voluntary) during the term of this Agreement unless such termination is (y) because of your death, Disability or Retirement, or (z) by the Company for Cause.

     (a) Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six consecutive months, and within thirty days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability". Termination by the Company or you of your employment based on "Retirement" shall mean termination at age 65 (or later) with ten years of service or retirement in accordance with any retirement contract between the Company and you.

     (b) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon your engaging in willful and continued misconduct, or your willful and continued failure to substantially perform your duties with the Company (other than due to physical or mental illness), if such failure or misconduct is materially damaging or materially detrimental to the business and operations of the Company, provided that you shall have received written notice of such failure or misconduct and shall have continued to engage in such failure or misconduct after 30 days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that you have engaged in such failure or misconduct. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of failure to substantially perform your duties or of misconduct in accordance with the first sentence of this Subsection, and of continuing such failure to substantially perform your duties or misconduct as aforesaid after notice from the Board, and specifying the particulars thereof in detail.

     (c) Voluntary Resignation. After a Change in Control of the Company and for purposes of receiving the benefits provided in Subsection 4(c) hereof, you shall be entitled to terminate your employment by voluntary resignation given at any time during the two years following the occurrence of a Change in Control of the Company hereunder. Such resignation shall not be deemed a breach of any employment contract between you and the Company.

     (d) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     (e)  Date of Termination, Etc.  "Date of Termination" shall mean:

          (i) If your employment is terminated for Disability, thirty days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty day period), and

          (ii)  If your employment is terminated pursuant to Subsection (b) or
     (c) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (b) above shall not be less than thirty days, and in the case of a termination pursuant to Subsection (c) above shall not be less than fifteen nor more than sixty days, respectively, from the date such Notice of Termination is given);

provided that if within fifteen days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, bonus, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     4. Compensation Upon Termination or During Disability Following a Change of Control. Following a Change in Control of the Company, as defined in Subsection 2(a), upon termination of your employment or during a period of Disability, you shall be entitled to the following benefits:

     (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company's Bonus Plan, Restricted Stock Plan, and other incentive compensation plans during such period, until this Agreement is terminated pursuant to Section 3(a) hereof. Thereafter, or in the event your employment shall be terminated for Retirement, or by reason of your death, your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs, subject to Subsection 4(e) hereof.

     (b) If your employment shall be terminated by the Company for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

     (c) If your employment by the Company shall be terminated (y) by the Company other than for Cause, Retirement or Disability or (z) by you by voluntary resignation, then you shall be entitled to the benefits provided below:

          (i) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or benefit plan of the Company, at the time such payments are due;

          (ii) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment (the "Severance Payment") equal to
     2.99 times the average of the Annual Compensation (as defined below) which was payable to you by the Company (including for periods prior to February 7, 1990, Holiday Corporation or its affiliates), or any corporation affiliated with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), for the five calendar years preceding the calendar year in which the Change in Control occurred. Such average shall be determined in accordance with proposed, temporary or final regulations promulgated under Section 280G(d) of the Code, or, in the absence of such regulations, if you were not employed by the Company (including for this purpose Holiday Corporation or its affiliates for the periods prior to February 7, 1990) or its affiliates during the entire five calendar years preceding the calendar year in which the Change in Control occurred, then such average shall be the average of your Annual Compensation for the complete calendar years (if any) and partial calendar year (if any) during which you were so employed provided that the amount for any such partial calendar year shall be an annualized amount based on the amount of Annual Compensation paid to you during the partial calendar year. If you were not employed by the Company or its affiliates during such preceding calendar year, then such average shall be an annualized amount based on the amount of Annual Compensation paid to you during the calendar year in which the Change of Control occurred. Annual Compensation is your base salary and your annual bonus under the Annual Management Bonus Plan of the Company that was payable to you by the Company or any of its affiliates (including for this purpose base salary and bonus payable to you by Holiday Corporation or its affiliates for periods prior to February 7, 1990) that was payable to you during a calendar year determined without any reduction for any deferrals of such salary or such bonus under any deferred compensation plan (qualified or unqualified) and without any reduction for any salary reductions used for making contributions to any group insurance plan of the Company (including for this purpose Holiday Corporation or its affiliates for periods prior to February 7, 1990) or its affiliates.

          (iii) The Company shall also pay to you the amounts of any compensation or awards payable to you or due to you in respect of any period preceding the Date of Termination under any incentive compensation plan of the Company (including, without limitation, the Company's Restricted Stock Plan and Stock Option Plan (the "Option Plan") and under any agreements with you in connection therewith, and shall make any other payments and take any other actions provided for in such plans and agreements.

          (iv) In lieu of shares of common stock of the Company ("Company Shares") issuable upon exercise of outstanding options, if any ("Options") granted to you under the Option Plan (which Options shall be cancelled upon the making of the payment referred to below), you shall receive an amount in cash equal to the product of (y) the excess of, the higher of the closing price of Company Shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in Company Shares is highest) or the highest per share price for Company Shares actually paid in connection with any change in control of the Company, over the per share exercise price of each Option held by you (whether or not then fully exercisable), times (z) the number of Company Shares covered by each such option.

          (v) The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder).

          (vi) In the event that you become entitled to the payments (the "Severance Payments") provided under paragraphs (ii), (iii), and (iv), above (and Subsections (d) and (e), below), and if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Company shall pay to you at the time specified in paragraph (vii), below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Severance Payments and any federal (and state and local) income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the amount of the Severance Payments less any Excise Tax attributable to Severance Payments in respect of those shares of restricted stock granted to you in 1990 in connection with the merger of Holiday Corporation with and into a subsidiary of Bass plc and which were issued in substitution of shares of Holiday Corporation restricted stock granted to you on or after November 11, 1986 in connection with the 1987 recapitalization of Holiday Corporation (the "Excluded Severance Payments"). For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax the following will apply:

               (A) Any other payments or benefits received or to be received by you in connection with a Change in Control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

               (B) The amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (y) the total amount of the Severance Payments or (z) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (A), above); and

               (C) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay Federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to Severance Payments other than the Excluded Severance Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and Federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a Federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax attributable to Severance Payments other than the Excluded Severance Payments is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (vii) The payments provided for in paragraphs (ii), (iii), (iv) and
     (vi) above, shall be made not later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

     (d) If your employment shall be terminated (y) by the Company other than for Cause, Retirement or Disability or (z) by you voluntarily, then for a twenty-four month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Subsection 4(d) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four month period following your termination, and any such benefits actually received by you shall be reported to the Company.

     (e) In the event a Change in Control of the Company occurs after you and the Company have entered into any retirement agreement including an agreement providing for early retirement, then the present value, computed using a discount rate of 8% per annum, of the total amount of all unpaid deferred payments as payable to you in accordance with the payment schedule that you elected when the deferral was agreed to and using the plan interest rate applicable to your situation, or other payments payable or to become payable to you or your estate or beneficiary under such retirement agreement (other than payments payable pursuant to a plan qualified under section 401(a) of the Internal Revenue Code) including, without limitation, any unpaid deferred payments under the Company's Executive Deferred Compensation Plan and the Company's other deferred compensation plans shall be paid to you (or your estate or beneficiary if applicable) in cash within five business days after the occurrence of the Change in Control of the Company. If you and the Company or its affiliates have executed a retirement agreement and if the Change in Control of the Company occurs before the effective date of your retirement, then you shall receive the Severance Payment payable under Subsection 4(c)(ii) herein in addition to the present value of your unpaid deferred retirement payments and other payments under the retirement agreement as aforesaid. All other benefits to which you or your estate or any beneficiary are entitled under such retirement agreement shall continue in effect notwithstanding the Change in Control of the Company. This Subsection 4(e) shall survive your retirement.

     (f) Notwithstanding that a Change in Control shall not have yet occurred, if you so elect, by written notice to the Company given at any time after the date hereof and prior to the time such amounts are otherwise payable to you:

          (i) The Company shall deposit with an escrow agent, pursuant to an escrow agreement between the Company and such escrow agent, a sum of money, or other property permitted by such escrow agreement, sufficient in the opinion of the Company's management to fund payment of the following amounts to you, as such amounts become payable:

               (A) Amounts payable, or to become payable, to you or to your beneficiaries or your estate under the Company's Executive Deferred Compensation Plan and under any agreements related thereto in existence at the time of your election to make the deposit into escrow.

               (B) Amounts payable, or to become payable, to you or to your beneficiaries or your estate by reason of your deferral of payments payable to you prior to the date of your election to make the deposit into escrow under any other deferred compensation agreements between you and the Company in existence at the time of your election to make the deposit into escrow, including but not limited to deferred compensation agreements relating to the deferral of salary or bonuses.

               (C) Amounts payable, or to become payable, to you or to your beneficiaries or your estate under any agreement relating to your retirement from the Company (including payments described under Subsection 4(e) above) which agreement is in existence at the time of your election to make the deposit into escrow, other than amounts payable by a plan qualified under Section 401(a) of the Code.

               (D) Subject to the approval of the Committee, amounts then due and payable to you, but not yet paid, under any other benefit plan or incentive compensation plan of the Company (whether such amounts are stock or cash) other than amounts payable to you under a plan qualified under section 401(a) of the Code.

          (ii) Upon the occurrence of a Potential Change of Control, the Company shall deposit with an escrow agent (which shall be the same escrow agent, if one exists, acting pursuant to clause (i) of this subsection 4(f)), pursuant to an escrow agreement between the Company and such escrow agent, a sum of money, or other property permitted by such escrow agreement, sufficient in the opinion of Company management to fund the payment to you of the amounts specified in Subsection 4(c) of this Agreement.

          (iii) It is intended that any amounts deposited in escrow pursuant to the provisions of clause (i) or (ii) of this Subsection 4(f), be subject to the claims of the Company's creditors, as set forth in the form of such escrow agreement.

     (g) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise (except as specifically provided in this Section 4).

     (h) In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under any benefit plan of the Company in which you participate to the extent such benefits are not paid under this Agreement.

     5.   Successors; Binding Agreement.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment voluntarily following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     6. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

     8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Memphis, Tennessee in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     11. Similar Provisions in Other Agreement. The Severance Payment under this Agreement supersedes and replaces any other severance payment to which you may be entitled under any previous agreement between you and the Company (including for this purpose Holiday Corporation or its affiliates) or its affiliates.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our binding agreement on this subject.

                              Very truly yours,

                              THE PROMUS COMPANIES
                              INCORPORATED



                              BY:     CRAIG H. NORVILLE
                                   ------------------------
                                      Craig H. Norville
                                      Senior Vice President
                                      and General Counsel


Agreed to as of this 1st day
of May, 1992.



MICHAEL D. ROSE
------------------------
Mr. Michael D. Rose